To the Shareholders of
LocatePLUS Holdings Corporation

RE:           Shareholder Update.

Friends:

Our new LocatePlus Board, Officers, and Management Team have just completed their first 100 days in service to the company and its Shareholders.  On behalf of all of us, I offer this letter as the first in a planned series of updates and communications to you the Shareholders.

Since the seating of the new Board in late January of this year a number of significant changes have occurred.  Geoffrey Lee, long-time senior manager now leads our new management team as Interim President, Chief Executive Office, and Treasurer.  Mr. Lee is the President of our Entersect Division and is an experienced manager with a very strong sales orientation.  He has an extensive knowledge of our data and technology and a broad knowledge of our industry.  This puts him in the position to negotiate profitable partnerships with other industry-leading interests.  We are grateful to him for stepping in during this period of transition and are pleased to report that his cost-cutting initiatives have created significant savings. His sales focus has put us on the path to increased revenues.  Geoff is assisted in his work by Bart Valdez, recently appointed to our Board, a former senior manager with First Advantage.

In the area of cost reductions, Geoff and our new team took immediate steps to implement a significant expense reduction program.  For example, within days he had relocated our subsidiary Worldwide Information into our Beverly headquarters.  At the headquarters location Geoff reevaluated our space needs and consolidated all operations into a smaller space thus reducing square footage and costs by approximately 30 percent.  He initiated consolidations and reductions in our personnel costs as well.  And, we are pleased to report a positive synergy by having both units under one roof in our newly reorganized space.  We anticipate that these measures will help Geoff and his team to achieve targeted goals of bringing operating costs, operating income, and net income more into line with the established industry margins.

In the area of sales and revenue growth, Geoff’s long-term leadership continues and his active sales management focus has resulted in a restructuring and consolidation within our sales force.  New initiatives there are beginning to yield a positive impact on revenue.  On a larger scale, one significant initiative has been our application, via Entersect, for direct placement on the General Services Administration (GSA) Federal Buyer’s Schedule.  When completed and approved this status will have a major impact on company growth.  As a pre-approved vendor to federal government agencies nationwide, the buying and contracting process will be much more streamlined and our sales efforts will be enhanced through additional exposure to federal contracting officers.  This status will align well with other initiatives now under development to intensify our marketing to federal and state law enforcement and other security and information related entities.

Similarly, Geoff and the new management team are working to develop a strategic partnership with an enterprise search software company.  The vision of this partnership is to develop the “next generation” of our web based service. The enhancements are expected to benefit existing customers and to provide to us more opportunities in the finance, legal, corporate security, and risk management markets.  Trends in our industry are increasingly towards acquisition and consolidation.  We are mindful that under these circumstances we continue to be a company that produces data instead of merely reselling it.  We will continue to examine partnering opportunities. As well, we are now in the process of examining a full range of additional data services and sets that will help us to respond to underserved market sectors.

Most significant to report from all of these recent initiatives is a palpable sense of reinvigoration at all levels of the company.  I see that our Board, Officers, Management Team, and Staff are enthusiastically working together and on track towards increased success.  Our focus has sharpened from that of recent years and our team has aggressively retaken the field.  We continue to produce and enhance our unique product.  We strive to provide the most up-to-date data and to expand our data sets.  We work to assure that our data is provided in the most user-friendly and functional format available.  Most importantly we are moving forward and gaining speed in our coordinated strategy to present, market, and sell our product.  I invite you to watch closely as our focused team contains costs, increases revenue, improves margin, and begins to provide a healthy return on investment.

In closing, I would be remiss if I did not express a sincere appreciation to all those contributing to the continued success of our company.  We are grateful for the continued support and patronage of our customers, especially our security partners.  We are mindful that each day and night they stand a watch protecting all of us.  We are proud to stand shoulder-to-shoulder with them.

We are also grateful for the work of our talented staff and the new enthusiasm they bring to the growth and success of our company.  We are especially grateful to the investment community and the continued support that we receive from them as we continue to grow our organization and to fulfill our mission.  Let me also express my appreciation to my talented and committed colleagues on our Board of Directors.  Our company is especially fortunate to have a skilled group of management, financial, legal, and security professionals navigating what at times has seemed a very narrow passage.

Finally and obviously, from our Board, Officers, and Management team, allow me to express our sincere gratitude to our Shareholders for your continued commitment to our mission and our company.  We are pleased to be able now to start reporting to you on the continued success of our newly reinvigorated and expanding company.

Very truly yours,

Dr. Christian Williamson
Chairman of the Board